                               LICENSING AGREEMENT

This Agreement dated the 27th day of August 2000

           BETWEEN: Jacobson Resonance Enterprises, Inc. a Nevada Corporation
                    having registered offices in the state of Florida at 8200
                    Jog Road, Suite # 100, Boynton Beach, Florida 33437
                    (hereinafter called the"licensor").

AND:                Enviro Wood Fibre Block & Brick, Inc., a Delaware
                    Corporation having office and place of business at 1030
                    South Federal Highway # 108, Delray Beach, Florida 33483
                    (hereinafter called the "licensee").

           WHEREAS: The licensor is the holder of certain technology relating to resonated water and Bio-electric magnetic resonance patents and technology for use and application in the
                    building/construction industries as well as environmental
                    and conservation industries inclusive of waste management
                    and pollution by means of devices known as "resonators"
                    (the "licensed property").

                           The Licensee has developed or acquired in the course
                   of his business, valuable Know-How technology, applications, contracts, product demand, manufacturing, and other technical information and business contacts relating to the Licensed
                   Property its applications and is the sole owner of numerous inventions, trade marks, patents, improvements and Know-How and can utilize the licensed property to expand the
                   licensee(s) base business and improve existing products.

                           The licensee desires to obtain from the licensor on
                   the terms and conditions set forth, the exclusive right to manufacture, sell, package and use in the territory
                   hereinafter defined, the licensed property for which the
                   rights are held by the licensor and to use the licensor's
                    know-how in the area of resonance technology.

                           The licensor is willing to grant such licensing
                rights to the licensee under the following terms and conditions:

           SECTION 1:      The term of this agreement shall be for a period of
                    ten (10) Licensed years which shall commence on the date of execution of this agreement and can be extended
                    automatically for an additional period of three (3) years
                    unless earlier terminated by either part to this agreement upon prior written notification to the other of not less
                    than ninety (90) days prior to the expiration of the term of this agreement.

           SECTION 2:      The Licensor agrees that from the date of execution
                    of this agreement until the final termination date of this agreement the Licensor will not sell, distribute, market the licensed property within the territory.

                           The Licensee agrees that from the date of execution
                    of this agreement until its termination, the Licensee will not, without written consent and approval of the Licensor, sell, market, distribute the licensed property except within the assigned territory.

                           Any and all intellectual property rights of the
                    Licensor are the property and are retained
                    by the Licensor at all times. This agreement does not
                    constitute a transfer of any of the
                    Licensor's technologies and or intellectual property to the
                    Licensee.

           SECTION 3:      The Licensee shall acquire the licensed property
                    technology, systems, and/or components only from the
                    Licensor.  Any licensed property manufactured by the
                    Licensee shall meet all of the product designs and
                    specifications imposed by the Licensor.

                           The Licensee agrees that at his expense to obtain all
                    required permits, licenses, approvals required by the laws of any jurisdiction where the licensed property is
                    manufactured or sold by the Licensee or any sub-licensees.

           SECTION 4:      The Licensor grants to the Licensee the right to
                    manufacture, use, sell, market, and distribute the
                    Licensor's licensed property and to use the Licensees know how in its own territory and operations inclusive of
                    sub-licensees within the Licensees territory.

           SECTION 5:      All disclosures between the Licensor and Licensee
                   inclusive of instructions, engineering data and design,
                   protocols, components and design shall be made and deemed to be of a confidential nature and shall be not be disclosed to others without the consent and written approval of the
                   Licensor unless the information resides or is part of public domain knowledge. This obligation of non-disclosure shall
                   remain in force and in effect for the term of the
                    agreement as it may required from time to time.

                           The Licensee agrees to pay any and all reasonable
                   travel and living expenses of such of the Licensor's
                   personnel relating to plant setup, consulting, design and
                   engineering, calibration, and or enhancements in technology as it may required from time to time.

                           The Licensee agrees to pay for any component or
                   manufactured item made by the Licensor which will be utilized as part of the licensed property at a fair and equitable
                   price from the Licensor if available or any approved
                   sub-licensee provided that such components are not
                    produced/manufactured by the Licensee.

           SECTION 6:      "Royalty Fee" shall mean the fee paid to the Licensor
                    by the Licensee for the Licensed Property based upon the
                    number of patio blocks, building blocks or decorative yard items manufactured by the Licensee or any sub-licensee, as well as the negotiated project royalty fee on a project by project basis as it relates to the environment, waste
                    management, and pollution. Royalty fees shall be paid within thirty (30) days after the close of every quarter. Said
                    royalty fees shall be accompanied with a full
                    accounting/sales audit report.

           SECTION 7:      The Licensor and Licensee agree to exchange
                    Confidentiality Agreements which will form part of this
                    agreement. The Licensee and Licensor shall take such steps as to ensure and maintain that its agents, employees,
                    executives and consultants maintain absolute
                    confidentiality of any proprietary information. These
                    confidentiality agreements shall be in force until the
                    termination of this agreement.

           SECTION 8:      In consideration for granting to the Licensee the
                    rights to the Licensed property in the territory and
                    granting the option to manufacture, sell, distribute and sub license the Licensor's technology. The Licensee shall pay a royalty fee to the Licensor as follows:

                           The licensee shall pay the licensor for each
                    resonated patio block, building block, decorative item or
                    alike manufactured and sold by the Licensee or any
                    sub-licensee a royalty fee of ONE HALF CENT ($0.005) U.S.
                    Currency.

                           The licensee further agrees to pay the licensor a
                    minimum project royalty fee with regards to the environment, waste management and pollution projects for which the
                    licensee may utilize the technology licensed under this
                    agreement a minimum royalty fee of THREE PERCENT (3%) of the gross value of the contract project. Payment methodology
                    will be determined and based on the Licensee's
                    contract/project payments but in any event not less than
                    semi-annual payments.

           SECTION 9:      The licensor shall have the right to inspect at least
                    once a year the accounting books and sales records of the
                    Licensee at the sole expense of the Licensor. The licensor shall have a period of six (6) months after the close of
                    each calendar year to assert any claims or to claim
                    any discrepancies found in the audit. Claims not made or
                    asserted within the said period will thereafter be barred
                    from collection and or payment due from the licensee.  The licensor must give the licensee a minimum of five (5)
                    business days notice when annual audit is to take place.

           SECTION 10:     If either Party is declared or adjudicated bankrupt
                    or make a general assignment for the benefit of creditors or a proposal or arrangement under the Bankruptcy Act or any
                    successor legislation thereto, or admits in writing the
                    inability to pay debts generally as they become
                    due, or a petition is filed against the Party under The
                    Bankruptcy Act or a trustee, receiver or manager is
                    appointed with similar powers this agreement shall be
                    immediately terminated.

           SECTION 11:     A Party will not be liable for any delay or failure
                    to perform its obligations under this agreement if the delay or failure is due to circumstances over which that Party
                    could not reasonably have exercised control. (Force Majeure)

           SECTION 12:     Either Party may terminate this agreement with
                    immediate effect by giving notice to the other Party if the other Party:

                           A.  Breaches any provision of this Agreement and
                               fails to remedy the breach within 45 days after
                               receiving notice from the Party not in breach
                               requiring it to do so.
                           B.  Ceased to conduct its business in the normal
                               manner.
                           C.  Bankruptcy filing or proceedings.
                           D.  Confidentiality breach

           SECTION 13:     "Territory" shall mean all countries in North
                    America, Latin America, The Middle East, Africa, the
                    Caribbean Basin, Australia, Japan, Taiwan, and current
                    European Union Members.

           SECTION 14:     The rights granted by the Licensor to the Licensee
                    under this agreement may be assigned, sub-licensed, or
                    transferred by the Licensee upon such assignee or
                    sub-licensee first agreeing in writing to be bound the
                    substantive terms of this agreement. Except as otherwise
                    provided herein, this agreement shall enure to the benefit of and be binding upon the Parties  hereto and their
                    respective successors and assigns.

           SECTION 15:     In the event of any legal disputes may arise from
                    this agreement the Parties hereby agree that legal venue
                    shall be Palm Beach County, and any legal costs arising from any disputes shall be paid individually by the Licensor and by the Licensee.

           SECTION 16:     All notices under this agreement shall be in writing
                    and shall be deemed to be effectively given when sent via
                    registered mail, express mail service, or faxed.

                           Licensor:    Enviro Wood Fibre Block and Brick, Inc.
                                        1030 South Federal Highway # 108
                                        Delray Beach, Florida 33483

                           Licensee:    Jacobson Resonance Enterprises, Inc.
                                        8200 Jog Road Suite 100
                                        Boynton Beach, Florida 33437

           SECTION 17:     This agreement constitutes the whole agreement
                    between the Parties. Any amendment or variation of this
                    agreement shall only be made in writing and  shall only be valid when signed by duly authorized representatives of both
                    Parties.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first herein written.

                                           JACOBSON RESONANCE ENTERPRISES, INC.

                                       Per: /s/ F.A. Chaviano
                                                   C.O.O.

                                         ENVIRO WOOD FIBRE BLOCK & BRICK, INC.

                                      Per: /s/ David Sweet

                                             President